Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

MOTHERS WORK REPORTS FISCAL 2008 FINANCIAL RESULTS

AND PROVIDES GUIDANCE FOR

EARNINGS IMPROVEMENT IN FISCAL 2009

***

COMPANY ANNOUNCES INTENTION TO PREPAY $10 MILLION OF DEBT BY END OF CURRENT QUARTER

Philadelphia, PA, November 18, 2008 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and full year fiscal 2008 ended September 30, 2008, and provided financial guidance for fiscal 2009 reflecting improved earnings versus fiscal 2008 and a projected generation of cash available for potential debt repayments of approximately $20 million in fiscal 2009.  The Company also announced that it intended to prepay $10 million of its Term Loan prior to the end of the first quarter of fiscal 2009 (December 31, 2008), as part of the Company’s priority to continue to deleverage its balance sheet.

Full Year Fiscal 2008 Financial Results

•                  Net sales for the fiscal year ended September 30, 2008 (fiscal 2008) decreased 2.9% to $564.6 million from $581.4 million for the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in sales from the Company’s leased department and licensed relationships, largely due to the termination of our Sears® leased department relationship in June 2008, as well as reduced sales volume from the ongoing closure of certain underperforming stores, partially offset by increased internet sales and a slight increase in comparable store sales.

•                  Comparable store sales increased 0.2% during fiscal 2008 (based on 820 locations) versus a comparable store sales decrease of 4.8% during fiscal 2007 (based on 1,330 locations).

•                  Net loss for fiscal 2008 was $(1.4) million, or $(0.23) per common share (diluted), compared to net loss for fiscal 2007 of $(0.4) million, or $(0.07) per common share (diluted).

•                  Net loss for fiscal 2008 included restructuring and other charges of $(2.2) million after tax and loss on extinguishment of debt of $(0.1) million after tax.  Net loss for fiscal 2007 included loss on extinguishment of debt of $(5.7) million after tax.

-More-

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

•                  Net income before loss on extinguishment of debt and restructuring and other charges for fiscal 2008 was $0.8 million, or $0.14 per common share (diluted), compared to net income before loss on extinguishment of debt for fiscal 2007 of $5.4 million, or $0.87 per common share (diluted), which did not include any restructuring or other charges.

•                  Adjusted EBITDA was $25.5 million for fiscal 2008, compared to $38.6 million of Adjusted EBITDA for fiscal 2007.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

•                  Adjusted EBITDA before restructuring and other charges was $28.7 million for fiscal 2008 compared to $38.6 million of Adjusted EBITDA for fiscal 2007, which had no restructuring and other charges.  Restructuring and other charges for fiscal 2008 include approximately $2.5 million related to the retirement of the Company’s former-CEO and $0.7 million related to the Company’s July 1, 2008 strategic restructuring.

Fourth Quarter Fiscal 2008 Financial Results

•                  Net sales for the fourth quarter of fiscal 2008 decreased 3.9% to $130.5 million from $135.8 million for the fourth quarter of fiscal 2007 and were at the low end of the Company’s guidance range of $130.5-$134.4 million provided in its July 29, 2008 press release.  The decrease in sales versus last year resulted primarily from a decrease in sales from the Company’s leased department and licensed relationships, largely due to the termination of our Sears leased department relationship in June 2008, partially offset by an increase in comparable store sales.

•                  Comparable store sales increased 2.8% during the fourth quarter of fiscal 2008 (based on 960 locations) versus a comparable store sales decrease of 6.8% during the fourth quarter of fiscal 2007 (based on 1,365 locations).

•                  Net loss for the fourth quarter of fiscal 2008 was $(4.8) million, or $(0.80) per common share (diluted), compared to net loss for the fourth quarter of fiscal 2007 of $(5.4) million, or $(0.92) per common share (diluted).  This fourth quarter fiscal 2008 earnings performance was consistent with the Company’s revised guidance, provided in its October 8, 2008 press release, of diluted earnings per share of a loss between $(0.77) and $(0.83) per share.

•                  Net loss for the fourth quarter of fiscal 2008 included restructuring and other charges of $(2.2) million after tax.

•                  Net loss before restructuring and other charges for the fourth quarter of fiscal 2008 was $(2.6) million, or $(0.44) per common share (diluted), a significant improvement from the net loss for the fourth quarter of fiscal 2007 of $(5.4) million, or $(0.92) per common share (diluted), which did not include any restructuring and other charges.  This fourth quarter fiscal 2008 adjusted earnings performance was consistent with the Company’s revised guidance, provided in its October 8, 2008 press release, of adjusted diluted earnings per share of a loss between $(0.42) and $(0.48) per share.

•                  Adjusted EBITDA was a loss of $(1.6) million for the fourth quarter of fiscal 2008 compared to a loss of $(1.0) million of Adjusted EBITDA for the fourth quarter of fiscal 2007.

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

•                  Adjusted EBITDA before restructuring and other charges was $1.6 million for the fourth quarter of fiscal 2008, a significant increase from the loss of $(1.0) million of Adjusted EBITDA for the fourth quarter of fiscal 2007, which had no restructuring and other charges.

Retail Locations

The table below summarizes store opening and closing activity for the fourth quarter and full year of fiscal 2007 and 2008, as well as the Company’s store and total retail location count at the end of each fiscal year.

	Fourth Quarter Ended		Year Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Store Openings
Total	4	2	28	18
Multi-Brand Store Openings	2	—	7	9

Store Closings
Total	11	8	55	47
Closings Related to Multi-Brand Store Openings	3	1	19	20

Period Ending Retail Location Count
Stores	754	781	754	781
Leased Department Locations	278	795	278	795
Total Retail Locations	1,032	1,576	1,032	1,576

The decrease in leased department locations at the end of September 2008 versus the end of September 2007 predominantly reflects the closure of the leased departments within Sears stores as compared to the 501 Sears leased departments operated by the Company at the end of September 2007, pursuant to mutual agreement with Sears.  The Company’s relationship with Sears ended in June, 2008, resulting in the closure of the Company’s leased departments within Sears stores.

Commentary

Ed Krell, Chief Executive Officer of Mothers Work, noted, “Although we are by no means satisfied with our earnings performance for the fiscal 2008 fourth quarter or full year, we are pleased with our sales performance in recent months given the extremely weak overall economic environment, and we believe we are taking the right actions to manage our business in this tough environment.  Despite the worsening overall economic and retail environment of the past few months, we have realized positive comparable store sales and stronger comparable store sales than most retailers.  Also, we have continued to manage our

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

inventory level and expenditures very tightly and, thus, we were able to generate strong free cash flow in fiscal 2008 and we expect to continue to do so in fiscal 2009.  In fiscal 2008, we reduced our SG&A expenses by $8.1 million, we reduced our inventory by $12.4 million, and we reduced our total debt by $14.5 million.

Strong Financial Condition

Mr. Krell continued, “We continue to be in a strong financial position and are very focused on continuing to generate free cash flow and continuing to deleverage our balance sheet.”

•                  The Company has reduced its total debt by $14.5 million over the past year and by $39.7 million over the past two years, bringing its total debt down to $78.6 million at 9/30/08, compared to $93.2 million at 9/30/07, and $118.3 million at 9/30/06.

•                  With its significant debt reduction over the past two years, and the very favorable refinancing of its Senior Notes in March 2007 with its lower-cost Term Loan, the Company has significantly reduced its annual interest expense over the past two years, from $14.5 million in fiscal 2006, to $7.0 million in fiscal 2008.  The Company expects its interest expense for fiscal 2009 to continue to decline, to less than $5.5 million.

•                  The Company has minimal maturities of long-term debt prior to the March 13, 2013 maturity of its Term Loan.  As of 9/30/08, the Term Loan represents $75.7 million of the Company’s total debt of $78.6 million.  The Company plans to continue to make deleveraging its balance sheet a priority and, consistent with this priority, the Company intends to prepay $10 million of its Term Loan prior to the end of the first quarter of fiscal 2009 (December 31, 2008).

•                  At September 30, 2008, the Company had no outstanding borrowings under its credit facility and the Company had approximately $46 million of availability under the credit facility.  The Company’s credit facility is committed entirely by Bank of America and does not mature until March 13, 2012.

•                  In July, 2008 the Company’s Board of Directors approved a program to repurchase up to $7 million of the Company’s outstanding common stock.  The Company has not repurchased any stock under this program.  Although the Company may choose to repurchase its stock in the future, the Company’s priority remains continued deleveraging of its balance sheet through debt repayment.

Looking Forward

“Looking forward, we feel very good about our product lines and the actions we are taking to streamline our business and position us to improve our profitability, both in the near term and the long term,” Mr. Krell noted.  “With the very weak overall economic and retail environment we face, we will continue to manage our inventory and expenditures very tightly.  Also, we feel strongly that the strategic restructuring and

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

streamlining of our merchandise brands and store nameplates that we announced on July 1, 2008, will help improve our long-term profitability by simplifying our brand structure, reducing our cost structure, and leveraging with the consumer both our renowned A Pea in the Pod® luxury brand and our growing multi-brand Destination Maternity® store brand.

“Our priorities for fiscal 2009 are as follows:

•                  Implement our brand restructuring to better leverage our brands to drive sales to our customers, and to simplify our operations and reduce our cost structure.

•                  Continue to drive improved merchandise assortments for our customers, with lower SKU count and lower overall inventory level, providing a more shoppable store environment for our customers.

•                  Tightly control our expenses and capital expenditures and focus on generating strong free cash flow, even in a difficult sales environment.

•                  Continue to close underperforming stores.

•                  Begin to build an international business outside of the U.S. and Canada.  In October 2008, we announced our planned expansion into six key markets in the Middle East with our first international franchise agreement with Multi Trend, a member of the Al Homaizi Group, to introduce our brands into the Middle East.  The first Mothers Work-branded retail locations in the Middle East are expected to open during 2009, and we are actively working on other potential international opportunities.

Guidance

“The increasingly weak overall economic environment makes it very difficult to predict future performance.  Although in recent months we have seen positive comparable store sales and stronger sales than most retailers, with the continued worsening of both the current economic environment and the outlook for the economy, we are planning our sales more conservatively than we did in July 2008, when we gave our initial financial guidance for fiscal 2009.  Accompanying this decrease in our sales plan for fiscal 2009, we have also reduced our planned expenditures, both expense and capital, and our planned inventory levels.  Thus, we plan to generate significant free cash flow during fiscal 2009 and plan to generate improved earnings compared to fiscal 2008.

“Our financial guidance for the full year fiscal 2009 is as follows:

•                  Net sales in the $544 to $555 million range, representing a sales decrease of between 1.7% and 3.6% versus fiscal 2008.

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

•                  Comparable store sales change of between down 2.0% and flat.  This compares to our July 2008 guidance for fiscal 2009 comparable store sales of between down 1% to up 1%.

•                  Gross margin for fiscal 2009 expected to increase modestly versus fiscal 2008.

•                  Total operating expenses planned lower than fiscal 2008 and, even with the planned lower level of sales, total operating expenses as a percentage of net sales for fiscal 2009 planned to be slightly lower than fiscal 2008, primarily resulting from the Company’s strategic restructuring.

•                  Operating income in the $7.9 to $11.9 million range, compared to fiscal 2008 operating income of $5.1 million.

•                  Diluted earnings per common share, on a reported basis, of between $0.20 and $0.60 per share for fiscal 2009, compared to a reported loss of $(0.23) per share for fiscal 2008.  This fiscal 2009 earnings per share guidance is lower than the guidance of between $0.60 and $1.00 per share provided in July 2008, as a result of:  (1) the Company’s lower sales and earnings in the fourth quarter of fiscal 2008 compared to its expectations in July, and (2) the reduction of the Company’s comparable store sales outlook, due to the continued worsening of the economy and the economic outlook since July.

•                  Adjusted diluted earnings per common share, before debt repurchase charges and restructuring and other charges, are projected to be between $0.23 and $0.63 per share for fiscal 2009, compared to adjusted diluted earnings per share of $0.14 per share for fiscal 2008.

•                  Adjusted EBITDA in the $26.2 to $30.2 million range, compared to fiscal 2008 Adjusted EBITDA of $25.5 million.

•                  Open approximately 14 to 18 new stores during the year, including approximately 4 to 7 new multi-brand stores, and close approximately 45 to 55 stores, with approximately 8 to 12 of these planned store closings related to openings of new multi-brand stores, including Destination Maternity Superstores.

•                  Capital expenditures planned at between $11 and $13 million, a significant reduction from fiscal 2008 capital expenditures of $15.7 million, and a reduction from the prior fiscal 2009 guidance of between $13 and $15 million.  After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $8 million and $9 million, compared to $13.1 million in fiscal 2008.

•                  Inventory at fiscal 2009 year end planned to be less than fiscal 2008 year end.

•                  Given these assumptions, the Company plans to generate cash available for potential debt repayments of approximately $20 million in fiscal 2009.

“Based on our sales results thus far in November, we expect our comparable store sales for the full month of November to be in the range of flat to up 2%.  We estimate that November comparable store sales will be favorably impacted by approximately 2 to 3 percentage points due to the days adjustment calendar shift, as November 2008 has one more Saturday and Sunday than November 2007.  In December, we will experience

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

an unfavorable days adjustment calendar shift, as December 2008 has one less Saturday and Sunday than December 2007.

“Our financial guidance for the first quarter of fiscal 2009 is as follows:

•                  Net sales in the $136.5 to $138.5 million range.

•                  Comparable store sales of flat to up 1.5% for the quarter.

•                  Earnings per common share (diluted) of between a loss of $(0.10) and $0.00 (breakeven) per share.

Company Strategy

Mr. Krell added, “As we plan our business for both fiscal 2009 and beyond, we are guided by several key goals and strategic objectives:

1.               Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.               Increase the profitability of our U.S. business, focusing on the following:

a.               Increase comparable store sales, with continued improvement of merchandise assortments and lower SKU count, providing a more shoppable store environment for our customers.  Capitalize on our brand restructuring to better leverage our brands to drive sales to our customers.

b.              Control our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.               Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

d.              Continue to close underperforming stores.

3.               In addition to achieving increased comparable store sales, grow our sales where we can do so profitably, including:

a.               International expansion

b.              Potential growth of our leased department and licensed relationships

c.               Selective new store openings and relocations in U.S. and Canada

d.              Continued growth in sales through the internet

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

e.               Continued focus on enhancing our overall customer relationship, including our marketing partnerships and futuretrust® college savings program.

4.               Focus on generating free cash flow to drive increased shareholder value, and continue to deleverage our balance sheet.

5.               Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.

Mr. Krell concluded, “We look forward with a high level of commitment, energy and focus to managing our business through these challenging economic times, and driving near term improvements while also making progress towards our longer term goals and strategic objectives so that we emerge as an even stronger company when the economy recovers.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2008 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, December 2, 2008 by calling (800) 324-4696.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2008, Mothers Work operates 1,032 maternity locations, including 754 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, free cash flow or other results of operations, liquidity and financial condition, expense savings, potential debt prepayments, potential stock repurchases, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success off our international expansion, our ability to successfully manage and retain our leased department and licensed relationships

MOTHERS WORK REPORTS FISCAL 2008 RESULTS

and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, unusual weather patterns and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/08	9/30/07	9/30/08	9/30/07
Net sales	$130,497	$135,803	$564,602	$581,371
Cost of goods sold	67,306	69,819	281,561	281,155
Gross profit	63,191	65,984	283,041	300,216
Selling, general and administrative expenses	65,856	71,916	271,592	279,719
Store closing, asset impairment and asset disposal expenses	178	923	2,916	1,788
Restructuring and other charges	3,461	—	3,461	—
Operating income (loss)	(6,304)	(6,855)	5,072	18,709
Interest expense, net	1,539	1,883	6,974	9,848
Loss on extinguishment of debt	—	—	97	9,423
Loss before income taxes	(7,843)	(8,738)	(1,999)	(562)
Income tax benefit	(3,059)	(3,358)	(610)	(169)
Net loss	$(4,784)	$(5,380)	$(1,389)	$(393)

Net loss per share – basic and diluted	$(0.80)	$(0.92)	$(0.23)	$(0.07)
Average shares outstanding – basic and diluted	5,953	5,842	5,924	5,802

Supplemental information:
Net loss, as reported	$(4,784)	$(5,380)	$(1,389)	$(393)
Add: loss on extinguishment of debt, net of tax	—	—	61	5,748
Add: restructuring and other charges, net of tax	2,171	—	2,171	—
Adjusted net income (loss), before loss on extinguishment of debt and restructuring and other charges	(2,613)	(5,380)	843	5,355
Add: stock compensation expense, net of tax	314	346	1,430	1,282
Adjusted net income (loss), before loss on extinguishment of debt, restructuring and other charges, and stock compensation expense	$(2,299)	$(5,034)	$2,273	$6,637

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (Continued)

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/08	9/30/07	9/30/08	9/30/07

Adjusted net income (loss) per share – diluted, before loss on extinguishment of debt and restructuring and other charges (1) (2)	$(0.44)	$(0.92)	$0.14	$0.87
Adjusted net income (loss) per share – diluted, before loss on extinguishment of debt, restructuring and other charges, and stock compensation expense (1) (2)	$(0.39)	$(0.86)	$0.38	$1.08

(1) Adjusted net income per share – diluted, before loss on extinguishment of debt, restructuring and other charges, and stock compensation expense for the year ended 9/30/08 is based on 6,048 average diluted shares outstanding.

(2) Adjusted net income per share – diluted, before loss on extinguishment of debt, restructuring and other charges, and stock compensation expense for the year ended 9/30/07 is based on 6,135 average diluted shares outstanding.

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	September 30,
	2008	2007

Cash and cash equivalents	$12,148	$10,130
Inventories	88,056	100,485
Property, plant and equipment, net	66,098	68,651
Line of credit borrowings	—	—
Long-term debt	76,780	91,646
Stockholders’ equity	89,468	88,523

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Restructuring and Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring and Other Charges

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/08	9/30/07	9/30/08	9/30/07

Operating income (loss)	$(6,304)	$(6,855)	$5,072	$18,709
Add: depreciation & amortization expense	4,096	4,542	15,974	16,410
Add: loss on impairment of long-lived assets	288	832	1,628	1,781
Add: (gain) loss on disposal of assets	(149)	(130)	546	(422)
Add: stock compensation expense	501	567	2,281	2,101
Adjusted EBITDA(1)	(1,568)	(1,044)	25,501	38,579
Add: restructuring and other charges(2)	3,216	—	3,216	—
Adjusted EBITDA before restructuring and other charges	$1,648	$(1,044)	$28,717	$38,579

Net sales	$130,497	$135,803	$564,602	$581,371

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(4.8)%	(5.1)%	0.9%	3.2%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	(1.2)%	(0.8)%	4.5%	6.6%
Adjusted EBITDA margin before restructuring and other charges (Adjusted EBITDA before restructuring and other charges as a percentage of net sales)	1.3%	(0.8)%	5.1%	6.6%

(1)         Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

(2)         Excludes accelerated depreciation expense of $245 included in depreciation and amortization expense above.

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income (Loss) Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Loss on Extinguishment of Debt, Restructuring and Other Charges,

and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09	9/30/08

Net income (loss) per share - diluted	$0.20 to 0.60	$(0.23)
Add: per share effect of loss on extinguishment of debt	0.02	0.01
Add: per share effect of restructuring and other charges	0.01	0.36
Adjusted net income per share - diluted, before loss on extinguishment of debt and restructuring and other charges	0.23 to 0.63	0.14
Add: per share effect of stock compensation expense	0.21	0.24
Adjusted net income per share - diluted, before loss on extinguishment of debt, restructuring and other charges, and stock compensation expense	$0.44 to 0.84	$0.38

	Projected for the	Actual for the
	First Quarter Ending	First Quarter Ended
	12/31/08	12/31/07

Net loss per share - diluted	$(0.10) to 0.00	$(0.06)
Add: per share effect of loss on extinguishment of debt	0.01	—
Add: per share effect of restructuring and other charges	0.01	—
Adjusted net loss per share - diluted, before loss on extinguishment of debt and restructuring and other charges	(0.08) to 0.02	(0.06)
Add: per share effect of stock compensation expense	0.06	0.06
Adjusted net income per share - diluted, before loss on extinguishment of debt, restructuring and other charges, and stock compensation expense	$(0.02) to 0.08	$0.00

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Operating Income to Adjusted EBITDA

and Adjusted EBITDA Before Restructuring and Other Charges

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09	9/30/08(1)

Operating income	$7.9 to 11.9	$5.1
Add: depreciation & amortization expense	15.2	16.0
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	1.0	2.2
Add: stock compensation expense	2.1	2.3
Adjusted EBITDA	26.2 to 30.2	25.5
Add: restructuring and other charges(2)	—	3.2
Adjusted EBITDA before restructuring and other charges	$26.2 to 30.2	$28.7

(1)         Components do not add to total due to rounding.

(2)         Excludes the portion of restructuring charges representing accelerated depreciation expense, which is included in depreciation and amortization expense above.

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